Exhibit 5.1

November 26, 2008

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Re:	Chesapeake Energy Corporation; November, 2008
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Oklahoma counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which registers the public offering from time to time pursuant to Rule 415 of the Securities Act, shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) and shares of the Company’s preferred stock, par value $.01 per share (the “Preferred Stock” and together with the Common Stock, the “Securities”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Restated Certificate of Incorporation (together with the related Certificates of Designation) and Bylaws of the Company, each as amended to date and (c) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. We have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In making our examination of executed documents or documents to be executed, we have assumed that they constitute or will constitute valid, binding and enforceable obligations of all parties thereto, other than the Company.

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), shall have become, and shall remain through the time of offering and sale of the Securities, effective under the Securities Act, (ii) a prospectus supplement will have been filed with the Commission describing the Securities offered thereby, (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, (iv) a definitive purchase, underwriting or similar agreement (the “Purchase Agreement”) with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (v) any Securities issuable upon conversion, exchange, redemption or exercise of any securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption, or exercise, (vi) there will be sufficient shares of unissued Common Stock or Preferred Stock authorized under the Company’s organizational documents and not otherwise reserved for issuance at the time of issuance thereof and (vii) all actions are taken by the Company so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. With respect to shares of Common Stock, when (a) the Board has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable Purchase Agreement that has been duly authorized and approved by the Board, upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein or (ii) upon conversion or exercise of any other security, in accordance with the terms of such security or the instrument governing such security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), then such shares of Common Stock will be validly issued, fully paid and nonassessable.

2. With respect to any particular series of shares of Preferred Stock, when (a) the Board has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Preferred Stock of such series and related matters, including the adoption of a Certificate of Designation relating to such Preferred Stock conforming to the Company’s Certificate of Incorporation and Bylaws and the Oklahoma General Corporation Act and the filing of the Certificate of Designation with the Secretary of State of the State of Oklahoma, and (b) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable Purchase Agreement that has been duly authorized and approved by the Board, upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein or (ii) upon conversion or exercise of any other security, in accordance with the terms of such security or the instrument governing such security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), then such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

No opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon the law in existence on the date of this letter and we assume no responsibility or obligation to monitor any change in any such law or to modify this opinion as a result thereof.

Very truly yours,

By:	/s/ COMMERCIAL LAW GROUP, P.C.
COMMERCIAL LAW GROUP, P.C.

210 PARK AVENUE, SUITE 700, OKLAHOMA CITY, OKLAHOMA 73102 • POST OFFICE BOX 18719, OKLAHOMA CITY, OKLAHOMA 73154-0719

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